Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John Robison (309) 693-5846 John_Robison@rlicorp.com www.rlicorp.com

RLI reports record third quarter earnings

PEORIA, ILLINOIS, October 19, 2006 — RLI Corp. (NYSE: RLI) — RLI Corp. reported record third quarter net earnings of $30.4 million ($1.21 per diluted share), compared to $25.3 million ($0.96 per diluted share) reported in the same quarter last year. Through September 30, net earnings were $79.0 million ($3.06 per share) versus $89.0 million ($3.39 per share) last year. Highlights for the third quarter included:

•                  Operating earnings of $28.5 million ($1.14 per share).

•                  GAAP combined ratio of 84.5 across all segments.

•                  Gross written premiums grew 10.4% to $212.0 million.

•                  Favorable loss development from prior years’ casualty loss reserves of $10.4 million pretax ($0.27 per share).

•                  Investment income growth of 15.5%.

“This was a good quarter overall, proving the value of our diversified portfolio of products,” said RLI Corp. President & CEO Jonathan E. Michael.

Operating earnings through September 30 were $70.1 million ($2.72 per share) versus $79.6 million ($3.03 per share) last year. Refer to the table on page 3 of this release for the quarterly and year-to-date impact of specific items.

RLI reports solid underwriting profit

RLI reported third quarter underwriting income of $21.3 million, representing an 84.5 GAAP combined ratio, a 5.0 point improvement over the same period last year. The casualty segment recorded a 78.4 combined ratio, the property segment registered a 99.5 combined ratio, and the surety segment recorded an 83.8 combined ratio for the current quarter. “Casualty continued its strong results and surety turned in another strong performance, while the property segment showed a small profit,” said Michael.

RLI reported year-to-date underwriting income of $44.2 million representing an 88.7 GAAP combined ratio versus the $69.3 million underwriting income representing an 81.5 combined ratio for the same period last year. Casualty recorded an 86.9 combined ratio, the property segment recorded a 96.0 combined ratio, and the surety segment recorded an 85.3 combined ratio for the nine months ended September 30, 2006.

“Our casualty segment performed strongly even before the effects of the quarter’s favorable reserve developments,” said Michael. “While property benefited from a light hurricane season, other catastrophe losses—such as tornadoes and hailstorms—and increased severity of commercial fire losses impacted that segment’s result. The quarter’s losses were unrepresentative of this segment’s historical performance. Since 2001, this segment’s loss ratio averaged 45.3.

Our surety segment’s premiums were up 9% year to date and continued to show the benefit of our underwriting discipline.”

Other income

Investment income for the third quarter reached $18.3 million, a 15.5% increase over the third quarter of last year. For the nine month period ended September 30, investment income was $52.6 million, up 16.5% over the same period last year. Growth in investment income was due to positive operating cash flows and a higher interest rate environment.

The consolidated investment portfolio’s total return for the quarter was 3.8%. The bond portfolio gained 3.5% and the equity portfolio’s return was 5.6%. For the nine month period, the portfolio’s total return was 5.5% based on a bond portfolio return of 3.9% and an equity portfolio return of 12.9%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $55.6 million for the quarter, or $2.21 per share, versus $13.2 million ($0.50 per share) for the third quarter of 2005. Year-to-date comprehensive earnings were $92.4 million, or $3.58 per share, compared to $73.0 million ($2.78 per share) for the same period last year.

During the quarter, equity in earnings of unconsolidated investees of $4.7 million included $2.8 million related to Maui Jim, Inc. and $1.9 million from Taylor Bean & Whitaker Mortgage Corp. The third quarter of 2005 showed $2.6 million of earnings, of which $1.9 million was related to Maui Jim. Year to date, equity in earnings of unconsolidated investees of $12.3 million included $8.3 million related to Maui Jim. For the same period in 2005, the company reported $8.4 million of earnings from these entities, of which $6.8 million was related to Maui Jim. Both Maui Jim and Taylor Bean & Whitaker continue to exhibit strong operating performance.

Other RLI news

In the first quarter of 2006, RLI announced a new stock repurchase program for up to $100 million of RLI common stock. During the third quarter, the company purchased 331,500 shares at a cost of $15.9 million. Since the inception of the buyback program, the company has repurchased 1,405,450 shares at a cost of $69.0 million.

On October 13, 2006, RLI paid a $0.19 per share dividend. RLI has paid and increased dividends for 31 consecutive years. Over the last five years, the company’s quarterly dividend has grown by an average of 18.9%, and by an average of 13.0% over the last 10 years. Mergent’s Dividend Achievers currently ranks RLI 171st among 11,000 public companies for 10-year average dividend growth rate.

At 3:15 p.m. CDT today, October 19, 2006, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions.  These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 23 office locations. The company’s talented associates have delivered underwriting profits in 25 of the last 29 years, including the last 10. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Vice President, Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.